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                                                                    Exhibit 23.9


                              [LOGO APPEARS HERE]

                         HOULIHAN LOKEY HOWARD & ZUKIN
                         -----------------------------
                              FINANCIAL ADVISORS

June 4, 1999

To The Board of Directors of
International Data Response Corporation

Gentlemen:

We hereby consent to the inclusion of our opinion letter dated January 14, 1999 to the Board of Directors of International Data Response Corporation as Appendix V to the Joint Proxy Statement/Prospectus of TeleSpectrum Worldwide Inc. and International Data Response Corporation relating to the proposed merger transaction between the parties and references thereto in such Joint Proxy Statement/Prospectus. In giving such consent, we do not mean to imply or admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. This consent shall not modify or waive the terms and conditions of our retainer letter dated December 16, 1998, or any of the matters set forth in the opinion letter.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.




              [LETTERHEAD OF HOULIHAN LOKEY & ZUKIN APPEARS HERE]